Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 4,000,000 Shares of its Common Stock

At a Purchase Price Not Greater Than $35.00

Nor Less Than $30.00 Per Share

by

Blyth, Inc.

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY,

JULY 9, 2004, UNLESS BLYTH EXTENDS THE TENDER OFFER.

Blyth, Inc., a Delaware corporation (with its subsidiaries, “Blyth” or the “Company”, which may be referred to as “we,” “us” or “our”) is offering to purchase for cash up to 4,000,000 shares of its common stock, $0.02 par value per share, upon the terms and subject to the conditions set forth in this document and the letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $35.00 nor less than $30.00 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price that will allow us to purchase 4,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at a price not greater than $35.00 nor less than $30.00 per share. Blyth will purchase at the purchase price all shares properly tendered at prices at or below the purchase price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the odd lot, conditional tender and proration provisions. We reserve the right, in our sole discretion, to purchase more than 4,000,000 shares in the tender offer, subject to applicable law. Blyth will not purchase shares tendered at prices greater than the purchase price and shares that we do not accept for purchase because of proration provisions or conditional tenders. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1) (a) complete and sign a letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to EquiServe Trust Company, N.A., the depositary for the tender offer, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

Holders or beneficial owners of shares under the Company’s 401(k) and Profit Sharing Plan who wish to tender any of such shares in the tender offer must follow the separate instructions and procedures described in Section 3.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER.

The shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “BTH.” We publicly announced the tender offer on June 7, 2004, prior to the commencement of trading on the NYSE on that date. On June 4, 2004, the reported closing price of the shares on the NYSE was $33.43 per share. We urge stockholders to obtain current market quotations for the shares. See Section 8.

You may direct questions and requests for assistance to Georgeson Shareholder Communications Inc., the information agent for the tender offer, or to Georgeson Shareholder Securities Corporation, the co-dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. You may direct requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to the information agent.

The Co-Dealer Managers for the Tender Offer are:

June 7, 2004

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by us or the co-dealer managers.

We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction. In any jurisdiction the securities or blue-sky laws of which require the tender offer to be made by a licensed broker or dealer, the tender offer is being made on our behalf by Georgeson Shareholder Securities Corporation, the co-dealer manager, or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

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FORWARD-LOOKING STATEMENTS

This offer to purchase (including any documents incorporated by reference) contains or incorporates by reference not only historical information, but also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition, we or others on our behalf may make forward-looking statements from time to time in oral presentations, including telephone conferences and/or webcasts open to the public, in press releases or reports, on our Internet web site or otherwise. Statements that are not historical are forward-looking and reflect expectations and assumptions. We try to identify forward-looking statements in this offer to purchase and elsewhere by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and similar expressions. Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity requirements, our business strategies and goals, and the effect of laws, rules and regulations and outstanding litigation on our business.

Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Blyth. The following are some of the factors known to us that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements:

•	The inability to maintain our historical growth rate;

•	Risks associated with international sales and foreign-sourced products;

•	The inability to respond to increased product demand;

•	The risk of shortages of raw materials;

•	The dependence on key corporate management personnel;

•	The risk of increased competition;

•	Risks associated with terrorist attacks or other hostilities and the international political climate; and

•	Risks related to a failure in our information technology systems.

We wish to caution you not to place undue reliance on any forward-looking statement, which speaks only as of the date made, and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described above, as well as others that we may consider immaterial or do not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning Blyth and our businesses, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our annual report on Form 10-K, our future quarterly reports on Form 10-Q and current reports on Form 8-K that we file with or furnish to the Securities and Exchange Commission.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?	Blyth is offering to purchase up to 4,000,000 shares of its outstanding common stock.

What will the purchase price for the shares be?

We will determine the purchase price that we will pay per share as promptly as practicable after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 4,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The purchase price will not be greater than $35.00 nor less than $30.00 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered at a price below the purchase price. See Section 1 and Section 5.

How many shares will Blyth purchase?

We will purchase 4,000,000 shares properly tendered in the tender offer, or such fewer number of shares as are properly tendered, and not properly withdrawn prior to the expiration date. The 4,000,000 shares represent approximately 8.8% of our outstanding common stock as of June 4, 2004. Blyth expressly reserves the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

What will happen if more than 4,000,000 shares are tendered at or below the purchase price?

If more than 4,000,000 shares are tendered at or below the purchase price, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis as described in the immediately following paragraph and except for shares that were conditionally tendered and for which the condition was not satisfied. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?	If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price before the tender offer expires and you complete the section entitled “Odd Lots” in the letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

How will Blyth pay for the shares?

We anticipate that we will obtain all of the funds necessary to purchase shares tendered in this offer, and to pay related fees and expenses, from available cash on hand and through borrowings under our unsecured revolving credit facility. The tender offer is not subject to receipt of financing by us. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on Friday, July 9, 2004, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See Section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 15.

How will I be notified if Blyth extends the tender offer or amends the terms of the tender offer?

We will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the tender offer?

Blyth believes that the tender offer is a prudent use of its financial resources given its business profile and assets and the current market price of the shares, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer represents an opportunity for Blyth to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in Blyth. Blyth believes the tender offer, if completed, will be accretive to earnings per share. See Section 2.

Are there any conditions to the tender offer?	Yes. The tender offer is subject to conditions, such as the absence of court and governmental action prohibiting the tender offer and of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us. See Section 7.

Following the tender offer, will Blyth continue as a public company?

Yes. The completion of the tender offer in accordance with its terms and conditions will not cause Blyth to be delisted from the New York Stock Exchange or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 12.

How do I tender my shares?	The tender offer will expire at 5:00 p.m., New York City time, on Friday, July 9, 2004, unless Blyth extends the tender offer. To tender your shares prior to the expiration of the tender offer:

•	you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

•	the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure.

You should contact the information agent or Georgeson Shareholder Securities Corporation, a co-dealer manager, for assistance. See Section 3 and the instructions to the letter of transmittal. Please note that Blyth will not purchase your shares in the tender offer unless the depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Once I have tendered shares in the tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on Friday, July 9, 2004, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on Tuesday, August 3, 2004. See Section 4.

How do I withdraw shares I previously tendered?	You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Individuals who own shares through the Company’s 401(k) and Profit Sharing Plan and who wish to withdraw their shares must follow the instructions found in the materials sent to them separately. See Section 4.

Can I participate in the tender offer if I hold shares through the Blyth, Inc. 401(k) and Profit Sharing Plan?

Yes. Participants in the Blyth, Inc. 401(k) and Profit Sharing Plan will receive instruction forms which they may use to direct the trustee for the plan to tender eligible shares held through their accounts. See Section 3.

How do holders of vested stock options for shares participate in the tender offer?

If you hold vested but unexercised options, you may exercise such options for cash in accordance with the terms of the stock option plan and tender the shares received upon such exercise in accordance with this tender offer.

Has Blyth or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you should tender your shares. In so doing, you should read carefully the information in this offer to purchase and in the letter of transmittal, including our reasons for making the tender offer. Certain of our directors and executive officers have indicated that they, or entities as to which they share investment control, may tender shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?	Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer.

What is the recent market price for the shares?

We publicly announced the tender offer on June 7, 2004, prior to the commencement of trading on the New York Stock Exchange on that date. On June 4, 2004, the last trading day prior to the announcement of the tender offer, the reported closing price of the shares on the NYSE was $33.43. We urge you to obtain current market quotations for the shares. See Section 8.

When will Blyth pay for the shares I tender?

We will pay the purchase price, net to you in cash, without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange or (2) a distribution from us in respect of our stock. See Section 14.

Will I have to pay any stock transfer tax if I tender my shares?	If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have questions?

The information agent and Georgeson Shareholder Securities Corporation, the co-dealer manager, can help answer your questions. The information agent is Georgeson Shareholder Communications Inc. Their contact information is set forth on the back cover page of this document.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $0.02 par value per share, for purchase by us. Upon the terms and subject to the conditions set forth in this offer to purchase and in the letter of transmittal, we are offering to purchase up to 4,000,000 shares at a price not greater than $35.00 nor less than $30.00 per share, net to the seller in cash, without interest.

The tender offer will expire at 5:00 p.m., New York City time, on Friday, July 9, 2004, unless extended (such date and time, as the same may be extended, the “expiration date”). We may, in our sole discretion, extend the period of time during which the tender offer will remain open.

We will select the lowest purchase price that will allow us to buy 4,000,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. We will acquire all shares that we purchase in the tender offer at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return tendered shares that we do not purchase to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

We reserve the right to purchase more than 4,000,000 shares pursuant to the tender offer, subject to certain limitations and legal requirements. See Section 1.

Stockholders must complete the section of the letter of transmittal relating to the price at which they are tendering shares in order to properly tender shares.

We will pay the purchase price, net to the tendering stockholders in cash, without interest, for all shares that we purchase. Tendering stockholders whose shares are registered in their own names and who tender directly to EquiServe Trust Company, N.A., the depositary in the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the tender offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR EITHER OF THE CO-DEALER MANAGERS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. CERTAIN OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INDICATED THAT THEY, OR ENTITIES AS TO WHICH THEY SHARE INVESTMENT CONTROL, MAY TENDER SHARES IN THE TENDER OFFER. SEE SECTION 11.

If, at the expiration date, more than 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have properly tendered shares at or below the purchase price subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn any of their shares.

We may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

Section 14 of this offer to purchase describes various United States federal income tax consequences of a sale of shares under the tender offer.

Participants in the Company’s 401(k) and Profit Sharing Plan may not use the letter of transmittal to direct the tender of their shares held in the plan but instead must follow the separate instructions related to those shares. If the depositary has not received a participant’s instructions by July 2, 2004 or at least three New York Stock Exchange trading days prior to the expiration date of the tender offer in the event the tender offer is extended by the Company, the trustee for the Company’s 401(k) and Profit Sharing Plan may not tender any shares held on behalf of that participant.

Holders of vested but unexercised options to purchase shares may exercise such options for cash and tender some or all of the shares issued upon such exercise.

As of June 4, 2004, we had issued and outstanding 45,678,927 shares. The 4,000,000 shares that we are offering to purchase represent approximately 8.8% of the shares then outstanding. The shares are listed and traded on the NYSE under the symbol “BTH.” See Section 8. We urge stockholders to obtain current market quotations for the shares.

THE TENDER OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, Blyth will purchase 4,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at prices not greater than $35.00 nor less than $30.00 per share, net to the seller in cash, without interest.

The term “expiration date” means 5:00 p.m., New York City time, on Friday, July 9, 2004, unless and until Blyth, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by Blyth, shall expire. See Section 15 for a description of Blyth’s right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, Blyth may, and Blyth expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. The proration period and, except as described herein, withdrawal rights, expire on the expiration date.

If we

•	increase the price to be paid for shares above $35.00 per share or decrease the price to be paid for shares below $30.00 per share,

•	increase the number of shares being sought in the tender offer and this increase in the number of shares sought exceeds 2% of the outstanding shares, or

•	decrease the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in Section 15, of any increase or decrease, we will extend the tender offer until the expiration of ten business days from the date that we first publish notice of any increase or decrease. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $35.00 nor less than $30.00 per share, at which they are willing to sell their shares to Blyth under the tender offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price that Blyth ultimately pays for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $30.00 or as high as $35.00. If tendering stockholders wish to maximize the chance that Blyth will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined By Dutch Auction.” Note that this election could result in the tendered shares being purchased at the minimum price of $30.00 per share.

To tender shares properly, stockholders must specify one and only one price box in the appropriate section in each letter of transmittal. If you specify more than one price or if you fail to check any price at all you will not have validly tendered your shares. See Section 3.

As promptly as practicable following the expiration date, Blyth will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. Blyth will select the lowest purchase price, not greater than $35.00 nor less than $30.00 per share, net to the seller in cash, without interest, that will enable it to purchase 4,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer. Blyth will purchase all shares properly tendered at or below the purchase price (and not properly withdrawn), all at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot, proration and conditional tender provisions.

Blyth will not purchase shares tendered at prices greater than the purchase price and shares that it does not accept in the tender offer because of proration provisions or conditional tenders. Blyth will return to the tendering stockholders shares that it does not purchase in the tender offer at Blyth’s expense as promptly as practicable after the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but stockholders must submit a separate letter of transmittal for shares tendered at each price. Stockholders also can specify the order in which Blyth will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, Blyth purchases some but not all of the tendered shares pursuant to the tender offer.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 4,000,000 shares, or such greater number of shares as Blyth may elect to purchase, subject to applicable law, Blyth will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 4,000,000 shares, or such greater number of shares as Blyth may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, Blyth will purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by all holders of “odd lots” who:

•	tender all shares owned beneficially or of record at a price at or below the purchase price selected by us (partial tenders will not qualify for this preference); and

•	complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, only if necessary to permit us to purchase 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn any of their shares.

Blyth may not purchase all of the shares that a stockholder tenders in the tender offer even if they are tendered at prices at or below the purchase price. It is also possible that Blyth will not purchase any of the shares conditionally tendered even though those shares were tendered at prices at or below the purchase price.

Odd Lots. For purposes of the tender offer, the term “odd lots” shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an “odd lot” holder, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, Blyth will accept odd lots for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares on the NYSE. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Proration. If proration of tendered shares is required, Blyth will determine the proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6 of this offer to purchase, proration for each stockholder that tenders shares will be based on the ratio of the total number of shares that we accept for purchase (excluding “odd lots”) to the total number of shares properly tendered (and not properly withdrawn) at or below the purchase price by all stockholders (other than “odd lot” holders). Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure and conditional tender provisions, Blyth does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until at least five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer managers and may be able to obtain this information from their brokers.

As described in Section 14, the number of shares that Blyth will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender shares.

We will mail this offer to purchase and the letter of transmittal to record holders of shares and we will furnish this offer to purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Blyth’s stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer.

Blyth believes that the tender offer is a prudent use of its financial resources given its business profile and assets and the current market price of the shares, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer represents an opportunity for Blyth to return cash to stockholders who elect to tender their shares. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in Blyth as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of Blyth and will realize a proportionate increase in their relative equity interest in Blyth and thus in Blyth’s future earnings and assets, and will bear the attendant risks and rewards associated with owning the equity securities of Blyth, including risks resulting from Blyth’s purchase of shares. Blyth believes the tender offer, if completed, will be accretive to earnings per share.

After the completion of the tender offer, Blyth expects to have sufficient cash flow and access to funding to meet its cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise.

Neither Blyth nor the Blyth Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. Blyth has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender. Certain of our directors and executive officers have indicated that they, or entities as to which they share investment control, may tender shares in the tender offer. See Section 11.

Shares that we acquire pursuant to the tender offer will be held as treasury stock.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For stockholders to properly tender shares under the tender offer:

•	the depositary must receive, at the depositary’s address set forth on the back cover page of this offer to purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the letter of transmittal, before the tender offer expires, or

•	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares in the tender offer must properly indicate in the section captioned (1) “Price (in Dollars) Per Share at Which Shares are Being Tendered” on the letter of transmittal the price (in increments of $.25) at which stockholders are tendering shares or (2) “Shares Tendered at Price Determined By Dutch Auction” in the letter of transmittal that the stockholder will accept the purchase price determined by Blyth in accordance with the terms of the tender offer.

If tendering stockholders wish to maximize the chance that Blyth will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined By Dutch Auction.” Note that this election could result in Blyth purchasing the tendered shares at the minimum price of $30.00 per share.

A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price at which such stockholder tenders shares, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, stockholders must check one and only one price box in the appropriate section of each letter of transmittal. If you check more than one box or if you fail to check any box at all you will not have validly tendered your shares.

Odd lot holders who tender all shares must complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•

the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal; or

•	if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the letter of transmittal.

If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Blyth will make payment for shares tendered and accepted for payment under the tender offer only after the depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

Method of Delivery. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either

•	a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or

•	the guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Blyth may enforce the agreement against the participant.

Blyth, Inc. 401(k) and Profit Sharing Plan. Participants in the Company’s 401(k) and Profit Sharing Plan desiring to direct T. Rowe Price Trust Company, the directed trustee for the plan, to tender any shares held through their accounts under the plan pursuant to the tender offer must instruct the trustee to tender such shares by properly completing, duly executing and returning to EquiServe Trust Company, N.A. the election forms sent separately to such participants by Blyth. The trustee will aggregate all such tenders and execute letters of transmittal on behalf of all plan participants desiring to tender plan shares. Delivery of a letter of transmittal by a participant in the Company’s 401(k) and Profit Sharing Plan does not constitute proper tender of such shares. Only the trustee can properly tender any plan shares. The deadline for submitting election forms to EquiServe Trust Company, N.A. is earlier than the expiration date because of the need to tabulate participant instructions. If a stockholder desires to tender shares owned outside of the plan, as well as plan shares, such stockholder must properly complete and duly execute a letter of transmittal for the shares owned outside the plan and deliver such letter of transmittal directly to the depositary, and follow the special instructions provided by Blyth for directing the trustee to tender plan shares. Please direct any questions regarding the tender of plan shares to the information agent in accordance with the procedures described in the separate materials provided to plan participants. The Company reserves the right to decline to purchase shares that are tendered by participants in the Company’s 401(k) and Profit Sharing Plan if the fair market value of such shares on the expiration date is greater than the purchase price and the Company determines, in its sole discretion, that the purchase of such shares would constitute a “prohibited transaction” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended.

Federal Backup Withholding Tax. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the depositary, each tendering stockholder should complete and sign the Form W-9 included with the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status. Tendering stockholders can obtain such statements from the depositary. See Instruction 14 of the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully and sign a Form W-9 included in the letter of transmittal may be subject to required federal income tax backup withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the tender offer.

Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not

•	a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in or under the laws of the United States,

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or an estate the income of which is subject to United States federal income taxation regardless of its source.

A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and Blyth withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed statement claiming such an exemption or reduction. Tendering stockholders can obtain such statements from the depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly executed statement claiming such exemption. Tendering stockholders can obtain such statements from the depositary. See Instruction 15 of the letter of transmittal. We urge foreign stockholders to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of United States federal income tax consequences to tendering stockholders, see Section 14.

Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder’s share certificates are not immediately available or the stockholder cannot deliver the share certificates to the depositary before the expiration date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the stockholder may nevertheless tender the shares, provided that the stockholder satisfies all of the following conditions:

•	the stockholder makes the tender by or through an eligible guarantor institution;

•	the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Blyth has provided, specifying the price at which the stockholder is tendering shares, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•	the depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares. The depositary will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Blyth will determine, in its sole discretion, all questions as to the number of shares that we will accept, the price that we will pay for shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. Blyth reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Blyth determines may be unlawful. Blyth also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and Blyth’s interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the stockholder cures, or Blyth waives, all defects or irregularities. None of Blyth, the depositary, the information agent, the co-dealer managers or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Stockholder’s Representation and Warranty; Blyth’s Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to Blyth that:

•	the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 under the Exchange Act, and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in

•	the shares, or

•	securities immediately convertible into, or exchangeable or exercisable for, the shares, and

•	will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Blyth’s acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Blyth upon the terms and conditions of the tender offer.

Lost, Stolen or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact EquiServe Trust Company, N.A., the transfer agent for Blyth shares, at the address set forth on the back cover of this offer to purchase, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We urge stockholders to contact EquiServe Trust Company, N.A. immediately in order to permit timely processing of this documentation.

Stockholders must deliver share certificates, together with a properly completed and duly executed letter of transmittal, including any signature guarantees, or an agent’s message, and any other required documents to the depositary and not to Blyth, the co-dealer managers or the information agent. Blyth, the co-dealer managers or the information agent will not forward any such documents to the depositary and delivery to Blyth, the co-dealer managers or the information agent will not constitute a proper tender of shares.

4. Withdrawal Rights.

Stockholders may withdraw shares tendered under the tender offer at any time prior to the expiration date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on Tuesday, August 3, 2004 unless theretofore accepted for payment as provided in this offer to purchase.

For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary’s address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a stockholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures. Blyth will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of Blyth, the depositary, the information agent, the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A stockholder may not rescind a withdrawal and Blyth will deem any shares that a stockholder properly withdraws not properly tendered for purposes of the tender offer, unless the stockholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in Section 3.

Participants in the Company’s 401(k) and Profit Sharing Plan who wish to have T. Rowe Price Trust Company, the directed trustee for the plan, withdraw previously tendered shares held in the plan must follow the procedures set forth in the materials provided to such participants.

If Blyth extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to Blyth’s rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of Blyth, and stockholders may not withdraw these shares except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, Blyth:

•	will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and

•	will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date.

For purposes of the tender offer, Blyth will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and are not properly withdrawn, subject to the “odd lot,” proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, Blyth will accept for payment and pay a single per share purchase price not greater than $35.00 nor less than $30.00 per share for 4,000,000 shares, subject to increase or decrease as provided in Section 15, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

Blyth will pay for shares that it purchases under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Blyth and transmitting payment to the tendering stockholders.

In the event of proration, Blyth will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, Blyth does not expect to be able to announce the final results of any proration and commence payment for shares purchased until at least five business days after the expiration date. Shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares that Blyth does not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Blyth’s expense, as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will Blyth pay interest on the purchase price regardless of any delay in making the payment. If certain events occur, Blyth may not be obligated to purchase shares under the tender offer. See Section 7.

Blyth will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder,

•	certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares, or

•	tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding on the gross proceeds payable to the stockholder or other payee under the tender offer. See Section 3.

6. Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that Blyth must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal if Blyth purchases any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letter of transmittal and indicate the minimum number of shares that Blyth must purchase if Blyth purchases any shares. We urge each stockholder to consult with his or her own financial or tax advisors.

After the expiration date, if more than 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 4,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn any of their shares.

7. Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, Blyth will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after June 7, 2004 and before the payment date, any of the following events shall have occurred (or shall have been reasonably determined by Blyth to have occurred) that, in Blyth’s reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Blyth), make it inadvisable to proceed with the tender offer or with acceptance for payment:

•	There shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly

•	challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or

•	in Blyth’s reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of Blyth or any of its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of Blyth or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to Blyth;

•	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Blyth or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Blyth’s reasonable judgment, would or might, directly or indirectly,

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,

•	delay or restrict the ability of Blyth, or render Blyth unable, to accept for payment or pay for some or all of the shares,

•	materially impair the contemplated benefits of the tender offer to Blyth, or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Blyth and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Blyth or any of its subsidiaries;

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union,

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

•	the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

•	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Blyth’s reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Blyth, have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Blyth and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Blyth or any of its subsidiaries,

•	in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or

•	any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on June 4, 2004;

•	a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving Blyth or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person;

•	any of the following shall have occurred:

•	any “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have been formed that shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of Blyth’s outstanding shares,

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before June 7, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of Blyth’s outstanding shares, or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Blyth or any of its subsidiaries or any of their respective assets or securities;

•	any change or combination of changes shall have occurred or been threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Blyth or any of its subsidiaries, taken as a whole, that in Blyth’s reasonable judgment is or may reasonably be likely to be material and adverse to Blyth or any of its subsidiaries or that otherwise materially impairs in any way the contemplated future conduct of the business of Blyth or any of its subsidiaries;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to Blyth in its reasonable judgment; or

•	Blyth reasonably determines that the completion of the tender offer and the purchase of the shares may cause the shares to be held of record by fewer than 300 persons, or cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of Blyth and may be asserted by Blyth regardless of the circumstances (including any action or inaction by Blyth) giving rise to any of these conditions, and may be waived by Blyth, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion. Blyth’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by Blyth concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

The shares are listed and traded on the NYSE under the trading symbol “BTH.” The following table sets forth the high and low sales prices for Blyth common stock for each of the quarterly periods presented.

	High	Low
Fiscal 2003:
First Quarter	$30.15	$20.85
Second Quarter	32.80	25.83
Third Quarter	30.34	23.96
Fourth Quarter	28.63	23.91
Fiscal 2004:
First Quarter	$26.63	$23.46
Second Quarter	30.38	25.36
Third Quarter	28.82	25.95
Fourth Quarter	33.65	27.93
Fiscal 2005:
First Quarter	$34.51	$31.28
Second Quarter (through June 4, 2004)	33.47	30.46

On March 31, 2004, the Company’s Board of Directors declared a regular semi-annual cash dividend in the amount of $0.17 per share of common stock payable in the second quarter of fiscal year 2005. During fiscal years 2004 and 2003, the Company’s Board of Directors declared dividends as follows: $0.13 per share of common stock payable in the second quarter of fiscal year 2004; $0.15 per share of common stock payable in the fourth quarter of fiscal year 2004 and $0.11 per share of common stock payable in each of the second and fourth quarters of fiscal year 2003.

We publicly announced the tender offer on June 7, 2004, prior to the commencement of trading on the New York Stock Exchange on that date. On June 4, 2004, the last trading day prior to the announcement of the tender offer, the reported closing price of the shares on the NYSE was $33.43. We urge stockholders to obtain current market quotations for the shares.

9. Source and Amount of Funds.

Assuming that 4,000,000 shares are purchased in the tender offer at a price between $30.00 and $35.00 per share, the aggregate purchase price will be between approximately $120 million and $140 million. Blyth expects that its related fees and expenses for the tender offer will be approximately $700,000. Blyth anticipates that it will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, from available cash on hand and through available borrowings under its revolving credit facility. Blyth maintains a $200 million unsecured revolving credit facility, which matures on August 5, 2005, with a syndication of banks led by JPMorgan Chase Bank, as administrative agent. The revolving credit facility contains, among other provisions, requirements for maintaining certain financial ratios including, among others, a minimum level of net worth and a maximum level of leverage. The revolving credit facility also imposes limitations on, among other things, certain payments, the imposition of liens on our assets, indebtedness that may be incurred by our subsidiaries, investments we may make and sales of our assets. In this connection, it should be noted that we might need to obtain a waiver of the current requirements for maintaining a certain minimum level of net worth if we were to decide to exercise our right to purchase an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 1. Amounts outstanding under the revolving credit facility bear interest, at the Company’s option, at either the JPMorgan Chase Bank’s prime rate (4.0% at May 27, 2004) or the Eurocurrency rate plus a credit spread ranging from 0.525% to 1.5%, calculated on the basis of a combination of the Company’s senior unsecured long-term debt rating and the Company’s usage of the revolving credit facility. We intend to repay borrowings made to finance the purchase of shares purchased in the tender offer using cash from Blyth’s operations. Blyth believes that its available cash on hand and the borrowings under its revolving credit facility will be sufficient to purchase shares tendered in the offer and has no alternative financing plans. The tender offer is not subject to the receipt of financing.

10. Certain Information Concerning Blyth.

Blyth is a home expressions company competing primarily in the home décor, seasonal decorations and gift industry. The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or food service trade. Blyth manufactures most of its candles and sources nearly all of its other products. The Company’s sales and operations take place primarily in the United States, Canada and Europe, with additional activity in Mexico, Australia and the Far East.

Our executive offices are located at One East Weaver Street, Greenwich, Connecticut 06831, telephone number (203) 661-1926. Our Internet address is www.blyth.com. The information contained on our website or connected to our website is not incorporated by reference into this offer to purchase and should not be considered part of this offer to purchase.

Additional Information. Blyth is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Blyth is required to disclose in these proxy statements certain information, as of particular dates, concerning the Blyth directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Blyth and any material interest of such persons in transactions with Blyth. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Blyth has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, statements and other information concerning Blyth also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us.

SEC Filings (File No. 001-13026)	Period or Date Filed
Annual Report on Form 10-K	Year ended January 31, 2004
Current Reports on Form 8-K	March 23, 2004, March 25, 2004, April 15, 2004, April 27, 2004, April 30, 2004, May 3, 2004, and May 6, 2004

We incorporate by reference the documents listed above and any additional documents that we may file with the Securities and Exchange Commission from the date of this offer to purchase through the expiration of the tender offer. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Blyth, Inc., Investor Relations, One East Weaver Street, Greenwich, Connecticut 06831-5118, telephone number (203) 661-1926.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

As of June 2, 2004, Blyth had 45,678,927 issued and outstanding shares of common stock and outstanding options to purchase 3,555,340 shares of common stock. The 4,000,000 shares Blyth is offering to purchase under the tender offer represent approximately 8.8% of the shares outstanding as of June 2, 2004 and approximately 8.1% of the shares assuming exercise of all outstanding options.

As of June 2, 2004, Blyth’s directors and executive officers as a group (14 individuals) beneficially owned an aggregate of 14,117,718 shares, representing approximately 30.9% of the outstanding shares. The directors and executive officers of Blyth are entitled to participate in the tender offer on the same basis as all other stockholders. In this connection, it should be noted that Mr. Robert B. Goergen, our Chairman of the Board and Chief Executive Officer, has advised the Company that he and/or a trust as to which he shares investment power may tender up to 325,000 shares in the tender offer; Mr. Philip Greer, a director, has advised the Company that he is undecided as to whether he will tender shares in the tender offer; and Mr. Robert B. Goergen, Jr. has advised the Company that Ropart Asset Management Fund, LLC, a private investment fund as to which he shares investment power, may tender up to 50,000 shares in the tender offer. All of the other directors and executive officers of the Company have advised the Company that they do not intend to tender shares in the tender offer. To Blyth’s knowledge, except as set forth above, none of its affiliates intends to tender any shares in the tender offer.

The following table shows the amount of Blyth shares beneficially owned by the directors and executive officers of Blyth as of June 2, 2004. Column three of the table below reflects ownership percentages as of June 2, 2004. Column four of the table below reflects ownership percentages after giving effect to the tender offer, assuming Blyth purchases 4,000,000 shares and that Mr. Goergen, Mr. Greer and Mr. Goergen, Jr., or entities as to which they share investment power, tender shares in the maximum amount described in the preceding paragraph, and that no other directors or executive officers tender any shares in the tender offer.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class as of June 2, 2004	Percent of Class After Tender Offer (assuming Blyth purchases 4,000,000 shares)(2)
Robert B. Goergen(3)	12,558,734	27.5%	29.4%
Roger A. Anderson(4)	81,864	*	*
John W. Burkhart(5)	607,804	1.3%	1.5%
Pamela E. Goergen(6)	11,234,743	24.6%	27.0%
Neal I. Goldman(7)	97,500	*	*
Philip Greer(8)	17,540	*	*
Carol J. Hochman(9)	16,000	*	*
Wilma H. Jordan(10)	1,000	*	*
John E. Preschlack(11)	172,420	*	*
Howard E. Rose(12)	96,112	*	*
Robert H. Barghaus(13)	22,503	*	*
Bruce G. Crain(14)	129,670	*	*
Robert B. Goergen Jr.(15)	1,343,120	2.9%	3.1%
Frank P. Mineo(16)	95,651	*	*
All directors and executive officers as a group (14 persons)(17)	14,117,718	30.9%	32.9%

*	Less than 1% of the outstanding shares.
(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (i) the power to vote or to direct the voting of such shares or (ii) the power to dispose or direct the disposition of such shares. In addition, beneficial ownership includes shares that such person has the right to acquire within 60 days.
(2)	Assumes that Mr. Goergen, Mr. Greer and Mr. Goergen, Jr., or entities as to which they share investment power, tender a total of 392,540 shares in the tender offer, as described in the paragraph that precedes the table.
(3)	Includes 10,809,863 shares held by Mr. Goergen, 74,997 shares held by Mr. Goergen and Dennis P. Goergen as co-trustees of a trust for the benefit of Alice B. McCool, 125,494 shares held by The Goergen Foundation, Inc., a charitable foundation of which Mr. Goergen is a director, president and sole investment manager, 404,380 shares and 20,500 shares held by Pamela M. Goergen, Mr. Goergen’s wife, which she may acquire within 60 days of June 2, 2004, through the exercise of options, and 1,123,500 shares held by Ropart Investments LLC, a private investment fund as to which Mr. Goergen shares voting and investment power. Mr. Goergen disclaims beneficial ownership of the shares held by Pamela M. Goergen (see footnote (6)).
(4)	Includes 1,500 shares held by Mr. Anderson, 19,000 shares that Mr. Anderson may acquire within 60 days of June 2, 2004, through the exercise of options, and 61,364 shares held by Galena Partners, Ltd., a limited partnership of which Mr. Anderson is a managing general partner. Mr. Anderson disclaims beneficial ownership of the shares held by Galena Partners, Ltd.
(5)	Includes 124,440 shares held by Mr. Burkhart, 17,500 shares that Mr. Burkhart may acquire within 60 days of June 2, 2004, through the exercise of options, 120,012 shares held of record by Breezy Hill Enterprises, Inc. Retirement Plan, of which Mr. Burkhart is trustee, 69,288 shares held of record by Breezy Hill Enterprises, Inc., of which Mr. Burkhart is chairman and 276,564 shares held by Mr. Burkhart’s wife. Mr. Burkhart disclaims beneficial ownership of the shares held by his wife.
(6)	Includes 404,380 shares held by Mrs. Goergen, 20,500 shares that Mrs. Goergen may acquire within 60 days of June 2, 2004, through the exercise of options, and 10,809,863 shares held by Robert B. Goergen, Mrs. Goergen’s husband. Mrs. Goergen disclaims beneficial ownership of the shares held by her husband, Robert B. Goergen (see footnote (3)).
(7)	Includes 17,500 shares that Mr. Goldman may acquire within 60 days of June 2, 2004, through the exercise of options.
(8)	Includes 15,000 shares that Mr. Greer may acquire within 60 days of June 2, 2004, through the exercise of options.
(9)	Includes 15,000 shares that Ms. Hochman may acquire within 60 days of June 2, 2004, through the exercise of options.
(10)	Includes 1,000 shares held by Ms. Jordan’s spouse. Ms. Jordan disclaims beneficial ownership of the shares held by her spouse.
(11)	Includes 134,920 shares held by Mr. Preschlack, 20,500 shares that Mr. Preschlack may acquire within 60 days of June 2, 2004, through the exercise of options, and 17,000 shares held by Jaclyn Holdings, L.P., a limited partnership of which Mr. Preschlack is a general partner. Mr. Preschlack disclaims beneficial ownership of the shares held by Jaclyn Holdings, L.P.
(12)	Includes 10,000 shares that Mr. Rose may acquire within 60 days of June 2, 2004, through the exercise of options.
(13)	Includes 3,000 shares held by Mr. Barghaus, 14,000 shares that Mr. Barghaus may acquire within 60 days of June 2, 2004, through the exercise of options, 503 shares held jointly by Mr. Barghaus and his wife and 5,000 restricted shares awarded to Mr. Barghaus under the 2003 Long-Term Incentive Plan.
(14)	Includes 1,000 shares held by Mr. Crain, 127,333 shares that Mr. Crain may acquire within 60 days of June 2, 2004, through the exercise of options, 1,000 shares held by Mr. Crain as trustee of a trust for the benefit of Mr. Crain’s sister and 337 shares acquired by Mr. Crain through Blyth’s 401(k) and Profit Sharing Plan. Mr. Crain disclaims beneficial ownership of the shares held by the trust for the benefit of his sister.

(15)	Includes 10,120 shares held by Mr. Goergen, 5,300 shares that Mr. Goergen may acquire within 60 days of June 2, 2004, through the exercise of options, 1,123,500 shares held by Ropart Investments, LLC, a private investment fund as to which Mr. Goergen shares voting and investment power, 100,000 shares held by Ropart Asset Management Fund, LLC, a private investment fund as to which Mr. Goergen shares voting and investment power, 100,000 shares held by a revocable trust for the benefit of Mr. Goergen, 2,000 shares held by Stacey Goergen, Mr. Goergen’s spouse, 1,500 shares held by Greer S. Goergen, Mr. Goergen’s daughter, and 700 shares held by Robert B. Goergen, III, Mr. Goergen’s son. Mr. Goergen disclaims beneficial ownership of the shares held by his spouse.
(16)	Includes 591 shares held by Mr. Mineo, 75,833 shares that Mr. Mineo may acquire within 60 days of June 2, 2004, through the exercise of options, 8,000 restricted shares awarded to Mr. Mineo under Blyth’s 2003 Long-Term Incentive Plan, 10,458 shares held jointly by Mr. Mineo and his wife and 769 shares acquired by Mr. Mineo through Blyth’s 401(k) and Profit Sharing Plan.
(17)	Includes 357,066 shares that the directors and executive officers as a group may acquire within 60 days of June 2, 2004, through the exercise of options.

Based on our records and on information provided to us by our directors, executive officers, and subsidiaries, neither we nor any of our subsidiaries, nor, to the best of our knowledge, any of our directors, executive officers or associates, or any directors or executive officers of our subsidiaries, has effected any transactions in shares of our common stock during the 60 day-period before the date hereof, except as set forth below:

Name	Date of Transaction	Nature of Transaction	Amount	Price Per Share
Phillip S. Bombardier	4/7/04	Stock Option Exercise	6,000	$5.50
James Turner	4/8/04	Stock Option Exercise	1,000	$22.85
James Turner	4/8/04	Sale	1,000	$32.80
Roger A. Anderson	4/12/04	Stock Option Exercise	1,500	$9.50
Walter E. Adams	4/20/04	Stock Option Exercise	1,000	$25.28
Walter E. Adams	4/20/04	Sale	1,000	$31.96
Walter E. Adams	4/20/04	Stock Option Exercise	3,300	$22.85
Walter E. Adams	4/20/04	Sale	3,300	$31.96
Walter E. Adams	4/20/04	Stock Option Exercise	3,200	$25.22
Walter E. Adams	4/20/04	Sale	3,200	$31.96
Walter E. Adams	4/20/04	Stock Option Exercise	2,200	$26.70
Walter E. Adams	4/20/04	Sale	2,200	$31.96
John W. Burkhart	4/21/04	Stock Option Exercise	1,500	$9.50
John W. Burkhart	4/21/04	Stock Option Exercise	1,500	$19.58
Randy Eller	4/21/04	Stock Option Exercise	5,000	$29.25
Randy Eller	4/21/04	Sale	5,000	$32.03
Randy Eller	4/21/04	Stock Option Exercise	1,000	$25.28
Randy Eller	4/21/04	Sale	1,000	$32.03
Jake D. Sweeney	4/22/04	Stock Option Exercise	300	$21.88
Jake D. Sweeney	4/22/04	Sale	300	$32.56
Jake D. Sweeney	4/22/04	Stock Option Exercise	400	$25.28
Jake D. Sweeney	4/22/04	Sale	400	$32.56
Melanie P. Hayden	4/23/04	Stock Option Exercise	1,000	$25.28
Melanie P. Hayden	4/23/04	Sale	1,000	$32.97
Melanie P. Hayden	4/23/04	Stock Option Exercise	1,600	$22.85
Melanie P. Hayden	4/23/04	Sale	1,600	$32.97
Melanie P. Hayden	4/23/04	Stock Option Exercise	1,200	$25.21
Melanie P. Hayden	4/23/04	Sale	1,200	$32.97
Melanie P. Hayden	4/23/04	Stock Option Exercise	800	$26.70
Melanie P. Hayden	4/23/04	Sale	800	$32.97
Jake D. Sweeney	4/23/04	Stock Option Exercise	400	$26.70
Jake D. Sweeney	4/23/04	Sale	400	$32.97
Jake D. Sweeney	4/23/04	Stock Option Exercise	600	$22.85

Name	Date of Transaction	Nature of Transaction	Amount	Price Per Share
Jake D. Sweeney	4/23/04	Sale	600	$32.97
Jake D. Sweeney	4/23/04	Stock Option Exercise	600	$25.22
Jake D. Sweeney	4/23/04	Sale	600	$32.97
Robert B. Goergen	4/27/04	Disposal (Gift)	4	N/A
William Alder	5/6/04	Stock Option Exercise	15,000	$8.50
William Alder	5/6/04	Stock Option Exercise	10,000	$5.50

In addition, as more fully described below, we granted restricted stock units to our executive officers and non-employee directors pursuant to the 2003 Long-Term Incentive Plan during the 60 day period before the date hereof.

Employment Contracts and Severance Arrangements

Robert B. Goergen. The Company has entered into an employment agreement with Mr. Goergen dated as of August 1, 2000, as amended by Amendment No. 1 dated as of June 15, 2002 and Amendment No. 2 dated as of March 31, 2004 (sometimes herein referred to as “agreement” or “employment agreement”). The agreement provides for Mr. Goergen’s employment for a term of ten years (subject to earlier termination at the election of either the Company or Mr. Goergen, as described below) from August 1, 2000. During the period commencing on March 31, 2004 and ending on August 1, 2007, Mr. Goergen will serve as Chairman of the Board and Chief Executive Officer of the Company and will be responsible for the general management of the affairs of the Company. During the remainder of the term of Mr. Goergen’s employment pursuant to the agreement, he will serve as the non-executive Chairman of the Board of the Company and will have such duties and responsibilities for the management of the Company as the Board of Directors may from time to time assign to him, consistent with the duties and responsibilities that might reasonably be expected of a part-time senior executive of a major corporation. Mr. Goergen has agreed that during the first seven years of his employment pursuant to the employment agreement (the “Initial Term”) he will devote his full business time and attention to the business and affairs of the Company while during the remainder of the term of the employment agreement he will devote one half of his business time and attention to the business and affairs of the Company.

Mr. Goergen will receive a base salary of at least $600,000 per year during the Initial Term. During the remainder of the term of the employment agreement, Mr. Goergen will receive a base salary of at least one-half of the annualized base salary he was receiving on the last day of the seventh year of his employment pursuant to the agreement. Mr. Goergen’s base salary will be reviewed annually by the Board of Directors for increase, in the Board’s discretion. In addition to his base salary, during the term of his employment pursuant to the employment agreement, Mr. Goergen will participate in the Company’s Annual Incentive Compensation Plan or any successor plan. Mr. Goergen will have a target bonus opportunity each year equal to one hundred percent of his base salary, payable based upon meeting certain performance goals and subject to adjustment upward or downward if those performance goals are exceeded or are not met, as the case may be.

Mr. Goergen’s employment agreement provides that, subject to vesting as described below, he will be entitled to receive, during his lifetime, a supplemental pension benefit, commencing on August 1, 2010, equal to fifty percent of his “Final Average Compensation” but not to exceed $500,000 per annum. “Final Average Compensation” is defined in the employment agreement to mean the sum of the base salary and annual incentive award payments paid in respect of the three calendar years of Mr. Goergen’s employment by the Company, out of the five calendar years of such employment ending on the last day of the Initial Term (or, if earlier, the last day of his employment by the Company), during which he received the highest level of such payments, divided by three. Mr. Goergen’s supplemental pension will vest daily, on a pro rata basis over the six year period commencing on August 1, 2000 and will cease vesting if Mr. Goergen’s employment is terminated for “Cause” (as defined in the employment agreement) or if Mr. Goergen voluntarily terminates his employment prior to July 31, 2006. To provide for the payment of such supplemental pension benefit, the Company has purchased a single life annuity contract that insures the payment of such benefit.

Each of the Company and Mr. Goergen has the right to terminate Mr. Goergen’s employment at any time. In the event of a termination of Mr. Goergen’s employment by reason of Mr. Goergen’s death, Mr. Goergen’s estate will be entitled to continue to receive Mr. Goergen’s then current base salary for a period of twenty-four months and to receive the annual incentive award for the year in which Mr. Goergen’s death occurs; Mr. Goergen’s spouse will be entitled to continue to participate in certain Company benefit plans; and upon the death of both Mr. Goergen and his spouse, the Company will, upon the demand of the estate of either Mr. Goergen or his spouse, buy back from such estate up to 7,500,000 shares of Company common stock within 90 days of such demand at the fair market value thereof (as defined in the employment agreement) or register the public offer and sale by such estate of up to 7,500,000 shares of Company common stock. In the event of a termination of Mr. Goergen’s employment by reason of Mr. Goergen’s disability, Mr. Goergen will be entitled to: receive disability benefits in accordance with the Company’s then current disability program; continued payment of Mr. Goergen’s then current base salary (less disability benefit payments) through the end of the term of the agreement and for a period of twenty-four months thereafter; payment of the annual incentive award for the year in which Mr. Goergen’s disability occurs; continued participation by Mr. Goergen and his spouse in certain benefit plans maintained by the Company; continuation of certain perquisites provided for in the employment agreement; full vesting of the supplemental pension benefit described above; and the buyback or registration of up to 7,500,000 shares of Company common stock upon the death of both Mr. Goergen and his spouse, as described above. In the event of the termination of Mr. Goergen’s employment for “Cause” (as defined in the employment agreement), Mr. Goergen will be entitled to payment of his base salary through the date of such termination and any unvested supplemental pension benefit will be forfeited. In the event of a termination of Mr. Goergen’s employment without “Cause”, or of a “Constructive Termination Without Cause” (as defined in the employment agreement), Mr. Goergen will be entitled to: continued payment of Mr. Goergen’s then current base salary through the end of the term of the agreement; payment of the annual incentive award for the year in which Mr. Goergen is terminated; continued participation by Mr. Goergen and his spouse in certain benefit plans maintained by the Company; continuation of certain perquisites provided for in the employment agreement; continued provision by the Company of office space and secretarial support; the repurchase by the Company from Mr. Goergen of 100,000 shares of Company common stock at the end of each of the next four calendar quarters at fair market value (as defined in the employment agreement); full vesting of the supplemental pension benefit described above; and the buyback or registration of up to 7,500,000 shares of Company common stock upon the death of both Mr. Goergen and his spouse, as described above. In the event that Mr. Goergen voluntarily terminates his employment prior to the expiration of the employment agreement (other than pursuant to a “Constructive Termination Without Cause”) he will be entitled to payment of his base salary through the date of such voluntary termination and any unvested supplemental pension benefit will be forfeited. In the event that Mr. Goergen retires after the expiration of the term of the employment agreement, Mr. Goergen will be entitled to: continued participation by Mr. Goergen and his spouse in certain benefit plans maintained by the Company; continuation of certain perquisites provided for in the employment agreement; continued provision by the Company of office space and secretarial support; and the buyback or registration of up to 7,500,000 shares of Company common stock upon the death of both Mr. Goergen and his spouse, as described above.

In connection with the employment agreement, the Company and Mr. Goergen entered into a registration rights agreement relating to the registration of up to 7,500,000 shares of Company common stock as described above in the event that the Company chooses not to purchase such shares upon the death of both Mr. Goergen and his spouse. The Company will not be obligated to purchase or register such shares, notwithstanding the death of both Mr. Goergen and his spouse, if the survivor’s estate, or his or her beneficiaries, as the case may be, can then sell all of the shares of the Company common stock owned by them without registration.

2003 Long-Term Incentive Plan

The Long-Term Incentive Plan provides for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents and other stock unit awards to officers and employees. The Long-Term Incentive Plan also provides for grants of nonqualified stock options to directors of the Company who are not, and who have not been during the immediately preceding 12-month period, officers or employees of the Company or any subsidiary of the Company.

On March 31, 2004, the Board of Directors unanimously approved an amendment to the Long-Term Incentive Plan (“Amendment No. 1”), subject to stockholder approval, to authorize grants of any type of award permitted under the plan to non-employee directors of the Company (subject to the following annual limits: 5,000 shares of common stock or share equivalents for new directors and 2,500 shares of common stock or share equivalents for continuing directors). Previously, the plan only permitted awards of specified numbers of options to the non-employee directors. In addition, Amendment No. 1 removes the limit, described below, on shares of common stock that may be granted pursuant to awards other than options and stock appreciation rights.

The Long-Term Incentive Plan authorizes the grant of awards to officers, employees and non-employee directors to purchase or acquire an aggregate of 3,373,526 shares of common stock. In addition (i) if any outstanding option, or portion thereof, under the Company’s Amended and Restated 1994 Employee Stock Option Plan or Amended and Restated 1994 Stock Option Plan for Non-Employee Directors expires or is terminated without having been exercised or vested in full, the common stock subject to such option, or portion thereof, not so exercised shall be available for subsequent grants under the Long-Term Incentive Plan, (ii) if any option or award under the Company’s Amended and Restated 1994 Employee Stock Option Plan or Amended and Restated 1994 Stock Option Plan for Non-Employee Directors is exercised through the tendering or withholding of shares of common stock, or in the event that withholding tax liabilities arising from such option or award are satisfied by the tendering or withholding of shares of common stock, the common stock so tendered or withheld shall be available for subsequent grants under the Long-Term Incentive Plan and (iii) shares of common stock reacquired by the Company on the open market using the cash proceeds received by the Company from the exercise of options granted under the Long-Term Incentive Plan, or the exercise after the effective date of the Long-Term Incentive Plan of options granted under the Amended and Restated 1994 Employee Stock Option Plan or the Amended and Restated 1994 Stock Option Plan for Non-Employee Directors shall be available for awards under the Long-Term Incentive Plan. The maximum number of shares of common stock with respect to which options and/or stock appreciation rights may be granted to any participant in any three-year period is 500,000. The maximum number of shares of common stock that may be granted to any participant as restricted stock or performance shares that are denominated in shares in any three-year period is 250,000. The maximum dollar value payable to any participant with respect to any performance units and/or other stock unit awards that are valued with reference to property other than shares in any performance period is $1,000,000 times the number of years in such performance period.

If there is a stock split, stock dividend or other change in the Company’s capitalization during the term of the Long-Term Incentive Plan, the Company’s Compensation Committee may make substitutions or adjustments to reflect such change or transaction in: (i) the aggregate number and kind of shares reserved for issuance of awards under the Long-Term Incentive Plan (including specific limits applicable to certain types of awards), (ii) the limitation upon options, stock appreciation rights, restricted stock awards, and performance awards to be granted to any participant in any specific period, (iii) the number, kind and grant price of shares subject to outstanding options and stock appreciation rights, (iv) the number and kind of shares subject to other outstanding awards granted under the Long-Term Incentive Plan, and/or (v) such other equitable substitutions or adjustments, in each case, as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares of common stock subject to any award shall always be a whole number. If any outstanding award, or portion thereof, expires or is terminated without having been exercised or vested in full, the common stock subject to such option, or portion thereof, not so exercised will be available for subsequent grants under the Long-Term Incentive Plan. The Long-Term Incentive Plan will terminate on June 4, 2013 but such termination will not affect awards previously granted under the Long-Term Incentive Plan.

The Long-Term Incentive Plan will be administered by the Compensation Committee of the Board of Directors. However, any action specifically affecting an award to a non-employee director must be approved by the full Board of Directors. Subject to the terms of the Long-Term Incentive Plan, the Compensation Committee has the sole authority to determine questions arising under, and to adopt rules for the administration of, the Long-Term Incentive Plan.

Awards granted under the Long-Term Incentive Plan generally may not be transferred while any vesting or restriction period is in place, except in the event of the participant’s death. During a participant’s lifetime, an award may only be exercised by the participant or, in some cases, by the participant’s guardian or legal representative. In certain instances, the Compensation Committee may permit transfers of awards to family members of a participant. With respect to options granted under the Long-Term Incentive Plan, an option holder may pay the exercise price with cash or, unless otherwise determined by the Compensation Committee, through a broker-assisted cashless exercise procedure. In addition, if approved by the Compensation Committee, an option holder may pay the exercise price with previously acquired shares that the option holder has held for at least six months or by having the Company withhold a number of shares with a value equal to the aggregate exercise price.

Awards to Officers and Employees

Officers and employees may be granted incentive and/or nonqualified stock options under the Long-Term Incentive Plan. The term of options granted under the Long-Term Incentive Plan may not exceed ten years. The exercise price of an option may not be less than the fair market value of the common stock on the grant date, except in the case of a substitute award or in the case of an adjustment to an award resulting from a change in the Company’s capitalization. The Long-Term Incentive Plan does not permit stock option repricing.

The Long-Term Incentive Plan also permits grants of stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents and other stock unit awards to officers and employees. A stock appreciation right (or “SAR”), permits a participant to receive cash or shares of common stock or a combination thereof. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the SAR exercise price, multiplied by the number of SARs exercised. Restricted stock may be granted subject to service-based goals upon the achievement of which restrictions will lapse. Except with respect to restricted stock awarded in lieu of bonuses or similar awards, restricted stock awards will vest over a minimum period of three years. Performance awards may be granted for no cash consideration or minimum consideration as may be required by law and are subject to performance criteria as determined by the Compensation Committee. Performance awards may be paid in cash, stock or other property. Other stock unit awards may be valued and paid in whole or in part on the basis of the value of the shares of common stock or other property.

Since March 31, 2004, the date on which the Board of Directors adopted Amendment No. 1 to the Long-Term Incentive Plan, two classes of awards, restricted stock awards subject to time-based vesting and awards payable in cash in the event that long-term performance goals are met, have been authorized, as follows: restricted stock unit awards with respect to 17,170 shares and cash performance awards up to $558,438 to all current executive officers as a group; and restricted stock unit awards with respect to 38,850 shares and cash awards up to $1,877,751 to all employees, including all current officers who are not executive officers, as a group. Awards to the following named executive officers have been authorized since March 31, 2004: Robert H. Barghaus, Vice President of the Company and Chief Financial Officer: restricted stock units with respect to 3,900 shares and cash awards up to $126,875; Bruce G. Crain, Senior Vice President of the Company and President of Wholesale Group and Global Services Group: restricted stock units with respect to 4,725 shares and cash awards up to $153,750; Robert B. Goergen, Jr., Vice President of the Company and President Catalog & Internet Group and Corporate Development Group: restricted stock units with respect to 2,885 shares and cash awards up to $93,750; Frank P. Mineo, Senior Vice President of the Company and President of Direct Selling Group: restricted stock units with respect to 5,660 shares and cash awards up to $184,063. The awards of restricted stock units and cash performance awards to the officers and other employees are not subject to stockholder approval.

Awards to Non-Employee Directors

Non-employee directors elected to office for the first time after March 1, 1994 automatically participate in the Long-Term Incentive Plan. Currently, each non-employee director who is elected to office for the first time after January 31, 2002 and before the date of the annual stockholders’ meeting to be held in June 2004 is, effective upon the date of such first election, automatically granted an option to acquire 10,000 shares of common stock. Beginning in June, 2003, and ending on March 31, 2004 if the stockholders approve Amendment No. 1, each non-employee director who is in office with at least six months of service on the date of each annual meeting of the Company, and who will remain in office following such annual meeting, will, on the date of such annual meeting, automatically be granted an option to acquire 5,000 shares of common stock. The price of shares of common stock that may be purchased upon exercise of an option is the fair market value of the common stock on the date of grant. Options granted pursuant to the Long-Term Incentive Plan upon a director’s initial election to office become exercisable in two equal installments on each of the first and second anniversaries of the grant date. Annual option grants to continuing non-employee directors under the Long-Term Incentive Plan become exercisable in full on the earlier of the first anniversary of the date of grant or the next annual meeting of the Company following such grant. The term of each option, except as discussed below, is for a period not exceeding ten years from the grant date.

A non-employee director’s options must be exercised within one year of his or her death or termination as a director, or prior to the date on which the option expires by its terms if earlier. No such option shall be exercisable except to the extent that it was exercisable on the date upon which such non-employee director died or ceased to be a director.

If the stockholders approve Amendment No. 1, non-employee directors will no longer receive formulaic option grants. Instead, annual awards will be determined by our full Board of Directors, subject to an annual limit of awards of 5,000 shares of common stock or share equivalents for new non-employee directors and 2,500 shares of common stock or share equivalents for continuing non-employee directors. Subject to the approval of Amendment No. 1 by the stockholders, the Board of Directors has determined to grant restricted stock unit with respect to 1500 shares to each current director who is not an officer or employee of the Company, or 12,000 to all such non-employee directors, effective as of the 2004 annual meeting.

Change in Control

In the event of a Change in Control (as defined below), awards granted to officers and employees will generally vest and all restriction and deferral limitations will lapse. However, awards will not vest and the restrictions and deferral limitations will not lapse in the event of an asset sale, merger or similar transaction in which the acquirer assumes or replaces such award. In addition, the Company’s Compensation Committee may provide for different treatment in the grant agreement evidencing an award and may make additional settlements or adjustments to awards consistent with the Long-Term Incentive Plan’s purposes, including canceling any option or stock appreciation right if the price paid in connection with the Change in Control price is less than the exercise or base price of such award.

With respect to non-employee directors, a Change in Control shall not be deemed to have occurred unless, within one year after the occurrence of an event described in the immediately following paragraph, such director shall have ceased for any reason to be a member of the Board. In the event a Change in Control is deemed to have occurred, an option granted to a non-employee director will become fully exercisable.

With respect to non-employee directors, a “Change in Control” is defined as (1) an acquisition by any person as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (other than Robert B. Goergen and/or his affiliates) of 30% or more of the outstanding common stock, (2) a merger, or consolidation of the Company in which the Company is not the surviving or continuing corporation or where its stock is converted into cash or other property, unless the Company stockholders have the same proportionate ownership of the stock of the surviving corporation, (3) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company, (4) stockholder approval of a liquidation or dissolution of the Company or (5) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

With respect to officers and employees, a “Change in Control” is defined as (1) a reorganization, merger or consolidation in which the Company is not the surviving corporation, (2) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company or (3) stockholder approval of a dissolution or liquidation of the Company.

Stock Option Plans

The Company’s Amended and Restated 1994 Employee Stock Option Plan (the “Employee Option Plan”), provides for the grant to officers and employees of both “incentive stock options” and stock options that are non-qualified for Federal income tax purposes. The total number of shares of common stock for which options may be granted pursuant to the Employee Option Plan shall not exceed the sum of 2,880,000 shares plus an additional number of shares, which were to be added on February 1, 2001, and each anniversary thereof during the term of Employee Option Plan, equal to the lesser of (x) 0.75% of the total outstanding shares of common stock of the Company on the applicable anniversary date and (y) 600,000 shares up to a maximum of 5,280,000 shares.

The exercise price of incentive stock options granted under the Employee Option Plan may not be less than 100% of the fair market value of the common stock at the time of grant, and the term of any option may not exceed 10 years. Options generally become exercisable over a five-year period. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares at the time of grant, and the term of such option may not exceed five years. On April 1, 2003, the Board of Directors of the Company unanimously approved an amendment to the Employee Option Plan providing that no awards will be made under such plan after May 31, 2003.

The Company has also adopted the Amended and Restated 1994 Stock Option Plan for Non-Employee Directors (the “Non-Employee Director Plan”). A total of 270,000 shares of common stock may be issued through the exercise of options granted pursuant to the Non-Employee Director Plan. No option may be granted under the Non-Employee Director Plan after May 31, 2003.

Options granted pursuant to the Non-Employee Director Plan become exercisable as follows: each Initial Grant vests over a two year period at the rate of 50% on each anniversary of the date of grant and each Annual Grant vests in full on the sooner of (x) the first anniversary of the date of the grant or (y) the date of the next Annual Meeting of shareholders of Blyth. On April 1, 2003, the Board of Directors of the Company unanimously approved an amendment to the Non-Employee Director Plan providing that no awards will be made under such plan after May 31, 2003.

Other Agreements, Arrangements or Understandings

Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Blyth of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of Blyth stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of June 4, 2004, we had issued and outstanding 45,678,927 shares. The shares that we are offering to purchase pursuant to the tender offer represent approximately 8.8% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

Blyth anticipates that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, Blyth does not believe that its purchase of shares under the tender offer will cause the remaining outstanding shares of Blyth common stock to be delisted from the NYSE.

The shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. Blyth believes that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that Blyth furnish certain information to its stockholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of the Blyth stockholders. Blyth believes that its purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals.

Except as described above, Blyth is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by Blyth as contemplated by the tender offer. Should any approval or other action be required, Blyth presently contemplates that it will seek that approval or other action. Blyth is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligation of Blyth under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14. U.S. Federal Income Tax Consequences.

The following describes the material United States federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States or persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction). In particular, different rules may apply to shares received through the exercise of employee stock options or otherwise as compensation. This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

As used herein, a “Holder” means a beneficial holder of shares that is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or an estate the income of which is subject to United States federal income taxation regardless of its source.

Holders of shares who are not United States holders (“foreign stockholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

We urge stockholders to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to our stock.

Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange

•	results in a “complete termination” of all such Holder’s equity interest in us,

•	results in a “substantially disproportionate” redemption with respect to such Holder, or

•	is “not essentially equivalent to a dividend” with respect to the Holder.

In applying the Section 302 tests, a Holder must take into account shares that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a Holder may, under certain circumstances, waive attribution from family members) and related entities and shares that the Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the shares owned by such Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the Holder’s equity interest in us. An exchange of shares for cash that results in a relatively minor (e.g., approximately 3%) reduction of the proportionate equity interest in us of a Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the shares exchanged therefor. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits and then as a return of capital to the extent of the Holder’s basis in the shares exchanged and thereafter as capital gain. Provided certain holding period requirements are satisfied, non-corporate Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. Such a dividend will be taxed at a maximum rate of 15% in its entirety when received by a non-corporate holder, without reduction for the tax basis of the shares exchanged. To the extent that a purchase of a Holder’s shares by us in the tender offer is treated as the receipt by the Holder of a dividend, the Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the Holder, subject, in the case of corporate stockholders, to reduction of basis or possible gain recognition under the “extraordinary dividend” provisions of the Code in an amount equal to the non-taxed portion of the dividend. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of federal income tax withholding and backup withholding.

We have included the discussion set forth above for general information only. We urge stockholders to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including the applicability and effect of state, local and foreign tax laws.

15. Extension of the Tender Offer; Termination; Amendment.

Blyth expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by Blyth to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. Blyth also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. Blyth’s reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Blyth must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Blyth further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by Blyth to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Blyth may choose to make a public announcement, except as required by applicable law, Blyth shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Primezone.

If Blyth materially changes the terms of the tender offer or the information concerning the tender offer, Blyth will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If

•	Blyth increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and

•	the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the tender offer will be extended until the expiration of such ten business day period.

16. Fees and Expenses.

Blyth has retained Lane, Berry & Co. International and Georgeson Shareholder Securities Corporation to act as the co-dealer managers in connection with the tender offer. Lane, Berry & Co. International and Georgeson Shareholder Securities Corporation will receive reasonable and customary compensation. Blyth also has agreed to indemnify Lane, Berry & Co. International and Georgeson Shareholder Securities Corporation against certain liabilities in connection with the tender offer, including liabilities under the U.S. federal securities laws.

Blyth has retained Georgeson Shareholder Communications Inc. to act as information agent and EquiServe Trust Company, N.A., to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by Blyth for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

In connection with the tender offer, T. Rowe Price Trust Company, the directed trustee for the Company’s 401(k) and Profit Sharing Plan, may contact participants in these plans by mail, telephone, fax, and personal interviews. The trustee for the plan receives reasonable and customary compensation for its services and is reimbursed for certain out-of-pocket expenses pursuant to arrangements with Blyth to act as trustee for the plan. Under those arrangements, no separate fee is payable to the trustee in connection with the tender offer.

No fees or commissions will be payable by Blyth to brokers, dealers, commercial banks or trust companies (other than fees to the co-dealer managers, the information agent and the trustee for Blyth’s 401(k) and Profit Sharing Plan, as described above) for soliciting tenders of shares under the tender offer. We urge stockholders holding shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary.

Blyth, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Blyth, either co-dealer manager, the information agent, the depositary or the trustee for Blyth’s 401(k) and Profit Sharing Plan for purposes of the tender offer. Blyth will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

17. Miscellaneous.

Blyth is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Blyth becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Blyth will make a good faith effort to comply with the applicable law. If, after such good faith effort, Blyth cannot comply with the applicable law, Blyth will not make the tender offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Blyth by Georgeson Shareholder Securities Corporation or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Blyth has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Blyth.

Blyth has not authorized any person to make any recommendation on behalf of Blyth as to whether you should tender or refrain from tendering your shares in the tender offer. Blyth has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Blyth or the co-dealer managers.

June 7, 2004

The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the tender offer is:

EquiServe Trust Company, N.A.

By registered mail:	By overnight courier:	By hand:
EquiServe Trust Company, N.A. Attn: Corporate Actions P.O. Box 859208 Braintree, Massachusetts 02185	EquiServe Trust Company, N.A. Attn: Corporate Actions 161 Baystate Road Braintree, Massachusetts 02184	Securities Transfer & Reporting c/o EquiServe Trust Company, N.A. 100 Williams Street, 3rd Floor New York, New York 10038

Please direct any questions or requests for assistance to the information agent or Georgeson Shareholder Securities Corporation at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery to the information agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. Please contact the depositary to confirm delivery of shares.

The information agent for the tender offer is:

Georgeson Shareholder Communications Inc.

17 State Street

New York, New York 10004

Banks and brokers call: (212) 440-9800

All others call toll-free: (800) 733-6860

The dealer managers for the tender offer are:

Lane, Berry & Co. International 100 Federal Street, 33rd Floor Boston, Massachusetts 02110 Banks and brokers call: (617) 624-7000 All others call toll-free: (866) 215-2343	Georgeson Shareholder Securities Corporation 17 State Street,10th Floor New York, New York 10004 Telephone: (212) 440-9800